Exhibit 2

                              NATHAN'S FAMOUS, INC.






                                November 25, 1998

Miami Subs Corporation
6300 Northwest 31st Avenue
Fort Lauderdale, Florida 33309

Attention:  Mr. Donald Perlyn, President

Gentlemen:

  Nathan's Famous, Inc., a Delaware corporation (the "Purchaser"), hereby submits this letter with regard to its proposal to acquire all of the remaining issued and outstanding shares of Common Stock (including the assumption of options and warrants relating thereto) of Miami Subs Corporation, a Florida corporation ("Miami Subs"), by merging with Miami Subs and being the surviving corporation subsequent to such merger, subject to the terms herein, such purchase being referred to herein as the "Transaction."

  1. The parties will enter into a Merger Agreement which will provide for payment to the stockholders of Miami Subs in common stock and warrants of the Purchaser (the "Transaction Consideration), which securities shall be registered pursuant to a registration statement on Form S-4. The Transaction Consideration for each share of Common Stock of Miami Subs shall consist of (a) common stock of Purchaser having a market price of $.517 per share at closing provided that Purchaser shall not be required to issue more than one share of its common stock for each eight shares of common stock of Miami Subs; and (b) warrants to acquire Purchaser's Common Stock at an exercise price of $6.00 per share at the rate of one warrant for each four shares of Purchaser's common stock received by Miami Subs stockholders in the Transaction. The Transaction Consideration will be appropriately adjusted to reflect any stock split (including a reverse stock split), dividend, reclassification, recapitalization or similar transaction effectuated by either the Purchaser or Miami Subs prior to the closing of the Transaction. The Transaction will be subject to shareholder approval by Purchaser's stockholders and Miami Subs stockholders at special meetings of stockholders in accordance with applicable state and Federal laws and Purchaser and Miami Subs receipt of fairness opinions indicating that the Transaction
Consideration is fair, from a financial point of view, to Purchaser's stockholders or Miami Subs stockholders, as the case may be.

  2. Consummation of the Transaction is contingent upon the Purchaser and Miami Subs completing, and being satisfied with the results of, a due diligence review of Miami Subs. and the Purchaser, as the case may be. The purpose of such review is to provide the Purchaser and Miami Subs, as the case may be, with information
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with regard to the operations and prospects of Miami Subs and the Purchaser,  as the case may be, to ensure that the acquisition is appropriate as proposed. To assist the Purchaser and Miami Subs, as the case may be, in conducting this review, Miami Subs and the Purchaser, as the case may be, will provide, or cause to be provided, all information with respect to itself as the Purchaser and Miami Subs, as the case may be, may reasonably request, including any interim audited financial information.

  3. In addition to Miami Subs shareholder approval and receipt of the fairness opinion referenced in item (1), consummation of the Transaction is subject to, among other things, (a) the execution of mutually acceptable definitive documentation which contains such representations, warranties, covenants and other terms as are customary, (b) approval of the Transaction by the Board of Directors of the Purchaser and Miami Subs, (c) consent to the Transaction and the granting of any necessary waivers by any necessary third parties, (d) the absence of any pending or threatened litigation or other contingent liabilities or obligations which could prevent the closing of the Transaction or materially adversely affect the business of Miami Subs (the "Business"), (e) compliance by the Purchaser and Miami Subs with the requirements of applicable Florida anti-takeover and related statutes.

   4. Whether or not the Transaction is completed, each party will bear its own expenses (including, without limitation, any broker's or finder's fees and any attorney's and accountant's fees) incurred in connection with this letter and the Transaction.

   5. Miami Subs agrees that during the period from the date hereof through the closing of the Transaction (a) the Business will be operated only in the ordinary course, (b) Miami Subs will not dispose of any of its assets used in connection with its business other than in the ordinary course of business, and
(c) Miami Subs will not make any distribution or any other payment, in cash or in securities, to its shareholders, officers, directors or its or their affiliates, other than salary paid in the ordinary course of business consistent with past practice. Additionally, Miami Subs represents and warrants that the Business has been operated in the ordinary course of business since August 31, 1998.

   6. Miami Subs represents that it has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since filing its Report on Form 10-Q for the quarter ended August 31, 1998 and has made available to Purchaser such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those which Miami Subs may file subsequent to the date hereof) are designated as the "SEC Reports." As of their respective dates, the SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the
Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the SEC Reports, and (ii) did not at the time they were filed (or amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
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   7. Miami  Subs  agrees to use its best  efforts to retain for the  benefit of
Miami Subs all employees of Miami Subs determined by the Purchaser to be necessary to Miami Subs' operations. Purchaser agrees to enter into employment agreements with each of Donald Perlyn, Jerry Woda and Frank Baron on the terms and conditions set forth on Exhibit "A" attached hereto.

   8. From the date hereof until the earlier of (a) 60 days from the date of this letter, or (b) the date on which the parties have terminated discussions regarding the Transaction, Miami Subs shall not, and Miami Subs shall use reasonably commercial efforts to cause Miami Subs to cause its officers, directors, employees and other agents not to, directly or indirectly, take any action to (i) solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any capital stock in, or a substantial portion of the assets of Miami Subs, other than in connection with the transactions contemplated by the Transaction, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Miami Subs shall notify the Purchaser immediately if any person makes any proposal, offer, inquiry, or contract with respect to any of the foregoing.

   9. Without the consent of Miami Subs (in the case of Purchaser) or the consent of Purchaser (in the case of Miami Subs), none of the parties shall issue any press release or make any public announcement with regard to the Transaction; provided, however, nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law or the rules of any national securities exchange or automated quotation system, so long as the disclosing party uses all commercially reasonable efforts to consult with the other parties prior to such disclosure.

   10. Each of the Purchaser and Miami Subs agrees that it will keep confidential (except for such disclosure to attorneys and other representatives as may be appropriate in furtherance of this transaction and except for disclosure as may be required by applicable law) all confidential information obtained by it from the other party or parties in connection with the Transaction. Confidential information does not include any information that was available by a party on a non-confidential basis prior to its receipt of such information or thereafter became publicly available not as a result of a breach of this Agreement. Information shall be deemed "publicly available" if it becomes a matter of public knowledge or is contained in materials available to the public or is obtained from any source other than Purchaser or Miami Subs (or their respective directors, officers, employees, agents, representatives or advisors), as the case may be.

   11. This letter shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof.

   If the above properly meets with your approval with respect to the proposed Transaction, please sign where indicated below.

                                           NATHAN'S FAMOUS, INC.

                                           By: /s/ Howard M. Lorber
                                              ----------------------------------
                                                   Howard M. Lorber

Accepted and Agreed as of the date first above written:

MIAMI SUBS CORPORATION

By: /s/ Donald L. Perlyn
   -----------------------------
   Donald L. Perlyn
   President & Chief Operating Officer